Exhibit 99

Titan Chairman/CEO Revises 2011 Guidance

QUINCY, Ill. -  September 28, 2011 - Titan International, Inc. (NYSE: TWI) has revised 2011 sales and EBITDA guidance from the May 19, 2011 press release.

“Agriculture is booming, mining is hot and construction is rebounding.  Based on the current demand in our markets, I am revising our latest sales projections for 2011 to be approximately $1.40 billion from the previous $1.20 to $1.35 billion issued in May.  Revised EBITDA goals will range from approximately $175 to $200 million, an increase from the May projections of $135 to $155 million.  Business at Titan is going strong as we enter into the second half of 2011 and we look forward to 2012 with much optimism based on demands of our customers and the potential growth for the company.  We are in a great position to grow and take advantage of opportunities to lead in our markets worldwide,” stated Maurice M. Taylor, Chairman and CEO.

Safe harbor statement:
This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2010. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications. For more information, visit www.titan-intl.com.

Contact: Krista Gray
IR Manager
(217) 221-4773